Exhibit 99

                                      Ford


NEWS

Contact:        George Pipas
                313-323-9216
                gpipas@ford.com

IMMEDIATE RELEASE
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FORD'S U.S. SALES DECLINED IN SEPTEMBER

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o  Overall, Ford Motor Company's U.S. sales totaled 228,157, down 19 percent compared with a year ago.
o Car sales up 3 percent. Ford Mustang, Ford Five Hundred and Mercury Montego keep car sales increasing in advance of Ford Fusion, Mercury Milan, and Lincoln Zephyr introductions.
o Truck sales down 27 percent. Most models decline sharply except for crossover utilities, which increase 39 percent, including a record sales month for Escape Hybrid.
o  Land Rover sales increase 45 percent paced by new LR3 and Range Rover Sport.

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DEARBORN, Mich., October 3 - Ford Motor Company reported lower vehicle sales in
September. Continued strong sales of Ford's new cars and crossover utilities could not offset the undertow created by this summer's sales surge. Most of Ford's other models experienced sharp declines in September following sales increases in July (up 29 percent) and August (up 6 percent).

Overall, U.S. consumers purchased 228,157 new vehicles from Ford, Lincoln, Mercury, Jaguar, Land Rover and Volvo dealers in September, down 19 percent compared with a year ago. Despite September's decline, the company's third quarter sales were 5 percent higher than a year ago.

"As expected, we experienced 'pay back' in September following a strong performance to start the quarter," said Steve Lyons, Ford group vice president, North America Marketing, Sales and Service. "We're optimistic we can close the year on a positive note with the introduction of our new mid-size cars."




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In September, car sales were up 3 percent as strong sales of the new Ford
Mustang, Ford Five Hundred, and Mercury Montego offset declines in other car models. The first shipments of Ford's new mid-size cars (Ford Fusion, Mercury Milan, and Lincoln Zephyr) have started to arrive at dealer showrooms and are available for delivery even though the official introduction month is November.

Sales of crossover utilities (Ford Escape, Ford Freestyle, Mercury Mariner, and Volvo XC70 and XC90) climbed 39 percent in September. The Ford Escape Hybrid set a new monthly sales record (1,808) in September. Almost 15,000 Escapes equipped with hybrid engine technology have been sold so far.

Traditional sport utilities experienced the largest declines. Sales in this category were off 51 percent compared with last September. A strong showing last year, when the company offered 0 percent financing for 72 months, exacerbated the magnitude of the decline. Still, sales of these models have experienced declines in 2005 as gas prices have risen.

"Traditional SUVs will continue to face headwinds in the coming months," said Lyons. "Fortunately, our lineup of cars and crossover utility vehicles is strong and getting stronger. These categories likely will continue to attract buyers in an environment where gasoline prices are rising. We're optimistic we can achieve further gains with the introduction of three all-new mid-size cars - the Ford Fusion, Mercury Milan, and Lincoln Zephyr - and the Mercury Mariner hybrid utility vehicle."

Land Rover was a notable exception to the trend of lower SUV sales as the all-new LR3 and Range Rover Sport models helped the brand post a 45 percent sales increase in September.

The company's top selling model, the Ford F-Series truck, achieved the highest sales for any quarter (286,936) in its 57-year history despite a sharp decline in the last month of the quarter. September sales were 69,643, down 30 percent from last year's record sales (99,720).




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